Exhibit 10.2

March 14, 2016

Andrew Gere
Chief Operating Officer
San Jose Water Company

Dear Andrew:

I am pleased to inform you that San Jose Water Company’s Board of Directors, at their meeting held on March 14, 2016, approved your promotion to President and Chief Operating Officer of San Jose Water Company effective as of March 14, 2016.

In addition to the increased responsibility and authority that accompanies your new position, your annual base salary will be increased to $365,000. All other components of your compensation will remain as stated in your 2016 compensation letter dated December 21, 2015.

Personally, and on behalf of San Jose Water Company’s Board of Directors, please accept our gratitude for your outstanding work to date. Congratulations on this important career milestone, and I look forward to working with you in your new capacity.

Very truly yours,

/s/ W. Richard Roth

W. Richard Roth
Chairman & Chief Executive Officer